EXHIBIT 10.5









Mr. Arthur D. Roche
Vicon Industries, Inc.
525 Broad Hollow Road
Melville, NY   11747
                                 October 1, 1995

Dear Arthur:

     After the recent discussions between you and the Compensation Committee, it is mutually agreed that you will be employed by the Company as its Executive Vice President for a period of no less than two years at an annual salary of $150,000. plus benefits as previously outlined in the minutes of the Board of Directors. This agreement will be reviewed by the Compensation Committee of the Board of Directors at the end of one year, and can be extended for an additional year at that time.
     Should a change of control of the Company occur, you may elect to terminate your employment and receive a lump sum severance payment. Such severance payment shall mean the amount that is equal to two times your annual salary reduced by the salary amounts paid to you from the date of this agreement.
     A "Change of Control" shall be deemed to have occurred at such time as (i) any other entity or "person" (as defined in sections 13 (d) and 14 (d) of the Securities Exchange Act of 1934) shall become directly or indirectly a beneficial owner (as defined in Rule 13D-3 under such Act) of securities of the Company representing 20% or more (or in the case of Chugai Boyeki Co., Ltd., and its affiliates, 35% more) of the outstanding shares of capital stock of the Company or (ii) a majority of the members of the Board of Directors of the Company or any successor by merger or assignment of assets or otherwise, shall be persons other

Mr. Arthur D. Roche
Page 2


than members of the Board of Directors of the Company on the date of this agreement or (iii) the Company executes a "Company Sale Agreement".
     "Company Sale Agreement" means an agreement to which the Company is a party that contemplates that more than half of the assets of the Company are transferred to another entity or that upon consummation of the transaction contemplated by such agreement, a Change of Control as defined in clauses (i) or
(ii) of the preceding paragraph shall occur or have occurred.
     If you elect to receive lump sum payment, such payment shall be made within 30 days of the Company's receipt of your notice of such election, except that, in the case of the Company's execution of a Company Sale Agreement, the payment shall be made no later than the time of closing under such agreement.
     I trust this is your understanding of our discussions, and, if so, please sign where indicated.
                                              Cordially,





Arthur D. Roche                               Peter F. Neumann
Executive Vice President                      Chairman, Compensation Committee























PFN/jlw